Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about January 6, 2004 pertaining to the 2003 Stock Incentive Plan and the 2003 Employee Stock Purchase Plan, of Provide Commerce, Inc. of our report dated August 20, 2003, except for Note 11, as to which the date is December 12, 2003, with respect to the consolidated financial statements of Provide Commerce, Inc. included in its registration statement on Form S-1 (No. 333-109009), filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

January 5, 2004